EXHIBIT 99.1

SJW Group 2022 Financial Results and 2023 Guidance Issued

•2022 diluted earnings of $2.43 per share, an increase of 20% over the prior year
•$219 million investment in 2022 infrastructure projects

SAN JOSE, Calif., Feb. 22, 2023 – SJW Group (NYSE: SJW) today reported financial results for the fourth quarter and year ended 2022.

“SJW Group’s strong results in 2022 will lay the foundation for continued success in 2023 and beyond,” stated SJW Group Chair, CEO, and President, Eric W. Thornburg. “We addressed the California water supply mix that drove expense volatility in prior years through a settlement agreement approved by the California Public Utilities Commission (CPUC) that benefits customers and San Jose Water Company (SJWC), completed a $60 million generational investment in a new drinking water treatment facility in Maine, delivered our capital spending plan by overcoming supply chain challenges, made important progress in ESG, and served customers and communities with high-quality water and reliable service.”

Operating results in 2022 and the fourth quarter reflect SJWC’s general rate case (GRC) settlement agreement that was approved by the CPUC on October 6, 2022. The approved settlement agreement recognized the need for continued investments in SJWC’s water system to deliver high-quality and reliable water service. Among the provisions of the approved settlement agreement:
•$350 million three-year capital budget;
•$54.1 million revenue increase over three years, prior to authorized annual inflation adjustments, if any;
•$25.1 million revenue increase in 2022, retroactive to January 1, 2022;
•Increased fixed charge portion of water bills to recover 45% of the adopted revenue requirement, up from 40% in the prior GRC;
•Authorized water supply mix from SJWC’s own surface water supplies at 1.8 billion gallons, down from 2.6 billion gallons, which is more consistent with recent production;
•A full cost balancing account for water supply and energy costs; and,
•Authorized recovery of $18.2 million in memorandum and balancing accounts.

Annual Financial Results
SJW Group reported net income of $73.8 million in 2022, or $2.43 diluted EPS, compared to net income of $60.5 million, or $2.03 diluted EPS, in 2021. Net income increased 22% and diluted EPS increased 20% in 2022 compared to the prior year. In 2022, one-time items reduced diluted EPS by $0.01 per share. In 2021, one-time items increased diluted EPS by $0.24 per share.

Operating revenue was $620.7 million for the year, compared to $573.7 million for 2021. The $47.0 million increase was primarily attributable to $38.7 million in cumulative water rate increases, $16.3 million in the net recognition of balancing and memorandum accounts and regulatory mechanisms, $5.1 million in new customers, and $800,000 in winter storm customer credits provided in the prior year in our Texas service area, partially offset by $14.3 million decrease in customer usage.

The $16.3 million in the net recognition of balancing and memorandum accounts and regulatory mechanisms includes $20.7 million related to the 2022 GRC true-up memorandum account and $800,000 related to the Water Conservation Memorandum Account (WCMA), both in California, partially offset by $6.2 million related primarily to the Water Revenue Adjustment (WRA) mechanism in Connecticut. The $6.2 million WRA activity in Connecticut is related to an adjustment of actual revenues compared to allowed revenues due to increased usage primarily as a result of weather activity.

Operating expenses in 2022 were $489.7 million compared to $462.5 million in 2021.

•Operating expenses include water production expenses of $232.8 million in 2022 compared to $229.1 million in 2021, an increase of $3.7 million. The increase in water production expenses was primarily attributable to higher average per unit costs for purchased water, groundwater extraction, energy charges and other production expenses of $28.6 million, partially offset by $15.3 million in lower customer usage, a $7.3 million decrease due to an increase in surface water supply production, and a $2.3 million decrease in cost recovery balancing and memorandum accounts.
•Depreciation and amortization increased $10.0 million due to higher depreciable utility plant and a true-up related to Cupertino assets to adjust useful lives over the concession term.
•General and administrative expenses were $8.1 million higher primarily due to increases in labor and cost recovery balancing and memorandum accounts.
•Maintenance expenses were $4.7 million higher primarily due to contract and materials expense related to the Order Instituting Investigation settlement agreement.
•Taxes other than income taxes increased by $1.6 million due to an increase in utility plant.
•A decrease in the gain on sale of nonutility properties of $1.3 million. In 2022, the company recorded a $6.2 million gain compared to $7.5 million in 2021.
•An impairment on a long-lived asset of $2.2 million in the prior year. No impairments were recorded in 2022.

The change in other (expense) income in 2022 compared to 2021 was primarily due to a $3.0 million pre-tax gain on sale from release of a holdback amount by the Guadalupe-Blanco River Authority for the sale of Texas Water Alliance Limited recorded in 2021, an increase in other interest due to higher short term borrowing rates, and a decrease in investment income from retirement plan assets and life insurance policies, partially offset by a decrease in pension non-service cost due to an increase on the return of pension assets and an increase in the discount rate.

The effective consolidated income tax rates for the years ended December 31, 2022 and 2021 were approximately 10% and 12%, respectively. The lower effective rate was primarily due to a tax accounting method change in Connecticut related to a non-network assets repairs deduction.

Fourth Quarter Financial Results
Increased revenues from SJWC’s approved settlement agreement were retroactive to January 1, 2022, accordingly, $20.7 million was recorded in the fourth quarter.

Operating revenue was $171.4 million for the quarter ended December 31, 2022, compared to $139.7 million for the same period in 2021. The $31.7 million increase in revenue was primarily attributable to $21.0 million in the net recognition of balancing and memorandum accounts and regulatory mechanisms, $14.5 million in cumulative water rate increases, and $1.4 million in new customers, partially offset by $5.2 million decrease in customer usage.

The $21.0 million in the net recognition of balancing and memorandum accounts and regulatory mechanisms includes $20.7 million related to the 2022 GRC true-up memorandum account and $2.1 million related to the WRA mechanism in Connecticut, partially offset by $2.0 million related to the WCMA in California. The $2.1 million WRA activity in Connecticut reflects an update to the timing of consumption resulting in a revenue shift of $3.5 million from the first nine months of 2022 to the fourth quarter, partially offset by a $1.4 million decrease related to an adjustment of actual revenues compared to allowed revenues due to increased usage primarily as a result of weather activity.

Operating expenses for the quarter ended December 31, 2022, were $121.0 million compared to $108.1 million for the same period of 2021.

•Operating expenses include water production expenses of $53.1 million in 2022 compared to $52.4 million in 2021, an increase of $700,000. The increase in water production expenses was primarily attributable to higher average per unit costs for purchased water, groundwater extraction, energy charges and other production expenses of $8.2 million, partially offset by a $3.6 million decrease in cost recovery balancing and memorandum accounts, $2.0 million in lower customer usage, and a $1.8 million decrease due to an increase in surface water supply production.
•A decrease in the gain on sale of nonutility properties of $6.8 million. In 2022, the company recorded a $700,000 gain on the sale of nonutility properties compared to $7.5 million in 2021.
•Maintenance expenses were $3.3 million higher primarily due to contract and materials expense related to the Order Instituting Investigation settlement agreement.
•Depreciation and amortization increased $2.5 million due to higher depreciable utility plant.
•General and administrative expenses were $1.6 million higher primarily due to increases in labor offset by cost recovery balancing and memorandum accounts.
•An impairment on a long-lived asset of $2.2 million in the prior year. No impairments were recorded in 2022.

The change in other (expense) income for the quarters ended December 31, 2022 compared to 2021 was primarily due to an increase in other interest due to higher short term borrowing rates and a decrease in pension non-service cost due to an increase on the return of pension assets and an increase in the discount rate.

The effective consolidated income tax rates for the quarters ended December 31, 2022 and 2021, were approximately 13% and 15%, respectively. The lower effective rate in 2022 was primarily due to higher flow through items in 2022.

2023 Earnings Guidance
Guidance for 2023 is based on constructive outcomes in the SJWC Cost of Capital proceeding in California currently in progress, a GRC in Maine’s Biddeford-Saco Division scheduled to be filed in the first quarter of 2023, and Water Infrastructure and Conservation Adjustment filed on January 26, 2023 in Connecticut. It further assumes average weather conditions in Maine and Texas, and revenue protection in California and Connecticut with the WCMA that assists in the recovery of revenues impacted due to drought related conservation and WRA that reconciles actual revenues to authorized revenues, respectively.

The following is the company’s 2023 full-year guidance:
•Net income per diluted common share of $2.40 to $2.50;
•Non-linear long-term diluted EPS growth of 5% to 7%, anchored off of 2022 diluted EPS of $2.43; and
•Regulated infrastructure investments of approximately $255 million in 2023.

Our guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

“Our guidance for 2023 also reflects a significant investment we are making in our workforce. We have highly trained and passionate employees who deliver outstanding service to customers and communities and they are also feeling the effects of inflation,” stated Thornburg. “We are increasing wages across the board at an amount that is substantially higher than wage increases in past years to retain our existing people and recruit top talent when there are vacancies.”

Acquisitions
SJW’s Texas subsidiary, SJWTX, Inc., filed applications with the Public Utilities Commission of Texas (PUCT) on January 3, 2023, to acquire KT Water Resources, L.P. and KT Water Development, Ltd. If approved by the PUCT, the utility acquisition will add more than 550 customers and the non-regulated water resources business will provide a 50% increase in total available system-wide water supply for current customer needs and future growth in this rapidly growing area between San Antonio and Austin. The acquisition supports our growth in the service area which includes three of the five fastest growing counties in the United States.

Dividend
As previously announced, on January 26, 2023, the directors of SJW Group approved an increase in the 2023 annual dividend of $0.08 per share to $1.52 per share. A quarterly dividend of $0.38 per share is payable on March 1, 2023, to shareholders of record at the close of business on February 6, 2023. For 55 consecutive years, SJW Group stockholders have received an increase in their calendar year dividend without interruption or reduction, which places it in an exclusive group of companies on the New York Stock Exchange.

Capital Expenditures
SJW Group’s capital expenditures for 2022 were $218.8 million. In 2023, SJW Group’s planned capital expenditures total $255.1 million. The individual capital budgets for SJW Group’s utility operations are as follows: California, $131.6 million, Connecticut, $75.3 million, Maine, $22.7 million, and Texas, $25.5 million. SJW Group plans to invest more than $1.4 billion in capital over the next 5 years, to build and maintain its water and wastewater operations, subject to regulatory approvals, as applicable.

Rate Activity
On January 1, 2023, SJWC implemented new rates that will increase annual revenues in 2023 by $18.4 million, as authorized in the company’s 2022-2024 GRC.

On December 30, 2022, SJWTX, Inc. filed an application with the PUCT for a system improvement charge (SIC). Since SJWTX, Inc.’s last filed GRC in 2014, the company has invested $43.3 million in drinking water and wastewater infrastructure that is now providing a benefit to customers, but is not yet being recovered on customer water bills. The company is requesting recovery of $14.8 million in system improvements made between January 1, 2020 and September 30, 2022. Additional SIC filings are planned to recover the remaining investment over time. If approved as submitted, the SIC charge for water and wastewater would be less than $5.00 per month, or about 16-cents per day. A decision is expected in the third quarter of 2023.

On February 2, 2023, Maine Water Company received final decisions from the Maine Public Utilities Commission on four GRC’s filed in 2022. The rate increases are retroactive back to January 1, 2023, and authorize a $692,000 increase in annual revenues.

On January 26, 2023, Connecticut Water Company filed with the Connecticut Public Utilities Regulatory Authority (PURA) for a $3.1 million increase in annualized revenues for approximately $27.8 million in projects completed through the Water Infrastructure and Conservation Adjustment. Any PURA authorized increase is expected to be effective on April 1, 2023.

Environmental and Social Initiatives and Recognition
In February, SJW Group published an update to its 2021 Corporate Sustainability Report. The supplemental report is available at www.sjwgroup.com/investor-relations/esg. SJW Group expects to publish its 2022 Corporate Sustainability Report later this year.

Financial Results Call Information
Eric W. Thornburg, president, chief executive officer and board chair, Andrew F. Walters, chief financial officer and treasurer, and Bruce A. Hauk, chief operating officer, will review results for the year and fourth quarter in a live webcast presentation at 11:00 a.m. PT, 2 p.m. ET on Thursday, February 23, 2023.

Interested parties may access the webcast and related presentation materials at the website www.sjwgroup.com. An archive of the webcast will be available until April 24, 2023.

About SJW Group
SJW Group is among the largest investor-owned pure-play water and wastewater utilities in the United States, providing life-sustaining and high-quality water service to nearly 1.5 million people. SJW Group’s locally led and operated water utilities - San Jose Water Company in California, The Connecticut Water Company in Connecticut, The Maine Water Company in Maine, and SJWTX, Inc. (dba Canyon Lake Water Service Company) in Texas -

possess the financial strength, operational expertise, and technological innovation to safeguard the environment, deliver outstanding service to customers, and provide opportunities to employees. SJW Group remains focused on investing in its operations, remaining actively engaged in its local communities, and delivering continued sustainable value to its shareholders. For more information about SJW Group, please visit www.sjwgroup.com.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “strategy,” or “anticipates,” or the negative of those words or other comparable terminology. These forward looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict.

These forward-looking statements involve a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the effect of water, utility, environmental and other governmental policies and regulations, including actions concerning rates, authorized return on equity, authorized capital structures, capital expenditures and other decisions; (2) changes in demand for water and other services; (3) the impact of the Coronavirus (COVID-19) pandemic on our business operations and financial results; (4) unanticipated weather conditions and changes in seasonality including those affecting water supply and customer usage; (5) climate change and the effects thereof, including but not limited to, droughts, and wildfires; (6) unexpected costs, charges or expenses; (7) our ability to successfully evaluate investments in new business and growth initiatives; (8) contamination of our water supplies and damage or failure of our water equipment and infrastructure; (9) the risk of work stoppages, strikes and other labor-related actions; (10) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, hurricanes, terrorist acts, physical attacks, cyber-attacks, epidemic, or similar occurrences; (11) changes in general economic, political, business and financial market conditions; (12) the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings, changes in interest rates, compliance with regulatory requirements, compliance with the terms and conditions of our outstanding indebtedness, and general market and economic conditions; and (13) legislative and general market and economic developments. The risks, uncertainties and other factors may cause the actual results, performance or achievements of SJW Group to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Group’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Forward-looking statements are not guarantees of performance, and speak only as of the date made. SJW Group undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SJW Group Contact
Andrew F. Walters, 408-279-7818
Chief Financial Officer and Treasurer

SJW Group
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
REVENUE	$171,374	139,737	$620,698	573,686
OPERATING EXPENSE:
Production expenses:
Purchased water	38,021	21,797	122,334	98,231
Power	(1,498)	2,938	8,889	13,511
Groundwater extraction charges	4,811	16,447	56,158	75,866
Other production expenses	11,802	11,173	45,409	41,475
Total production expenses	53,136	52,355	232,790	229,083
Administrative and general	24,030	22,400	95,404	87,332
Maintenance	10,083	6,810	30,734	26,031
Property taxes and other non-income taxes	8,330	8,175	32,572	30,964
Depreciation and amortization	26,075	23,613	104,417	94,400
Gain on sale of nonutility properties	(665)	(7,494)	(6,197)	(7,494)
Impairment of long-lived asset	—	2,211	—	2,211
Total operating expense	120,989	108,070	489,720	462,527
OPERATING INCOME	50,385	31,667	130,978	111,159
OTHER (EXPENSE) INCOME:
Interest on long-term debt and other interest expense	(15,902)	(13,684)	(58,062)	(54,339)
Pension non-service cost	2,163	331	5,023	1,330
Gain on sale of real estate investments	—	927	—	927
Gain on sale of Texas Water Alliance	—	—	—	3,000
Other, net	1,691	1,988	4,385	6,770
Income before income taxes	38,337	21,229	82,324	68,847
Provision for income taxes	4,838	3,210	8,496	8,369
NET INCOME	33,499	18,019	73,828	60,478
Other comprehensive income, net	2,242	768	1,640	901
COMPREHENSIVE INCOME	$35,741	18,787	$75,468	61,379

EARNINGS PER SHARE:
Basic	$1.10	0.60	$2.44	2.04
Diluted	$1.09	0.60	$2.43	2.03
DIVIDENDS PER SHARE	$0.36	0.34	$1.44	1.36
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	30,478	29,912	30,305	29,601
Diluted	30,618	30,061	30,424	29,736

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	December 31, 2022	December 31, 2021
ASSETS
Utility plant:
Land	$39,982	39,004
Depreciable plant and equipment	3,661,285	3,381,908
Construction in progress	116,851	176,427
Intangible assets	35,959	36,276
Total utility plant	3,854,077	3,633,615
Less accumulated depreciation and amortization	1,223,760	1,136,116
Net utility plant	2,630,317	2,497,499

Real estate investments and nonutility properties	58,033	57,632
Less accumulated depreciation and amortization	17,158	15,951
Net real estate investments and nonutility properties	40,875	41,681

CURRENT ASSETS:
Cash and cash equivalents:
Cash	12,344	10,908
Restricted cash	—	1,211
Accounts receivable	64,732	60,742
Accrued unbilled utility revenue	45,722	44,026
Current regulatory assets, net	16,068	2,629
Prepaid expenses	9,753	9,667
Other current assets	6,095	4,902
Total current assets	154,714	134,085

OTHER ASSETS:
Regulatory assets, net	127,275	151,992
Investments	14,819	15,784
Goodwill	640,311	640,471
Other	24,313	10,883
	806,718	819,130
	$3,632,624	3,492,395

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	December 31, 2022	December 31, 2021
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Stockholders’ equity:
Common stock, $0.001 par value; authorized 70,000,000 shares; issued and outstanding shares 30,801,912 on December 31, 2022 and 30,181,348 on December 31, 2021	$31	30
Additional paid-in capital	651,004	606,392
Retained earnings	458,356	428,260
Accumulated other comprehensive income (loss)	1,477	(163)
Total stockholders’ equity	1,110,868	1,034,519
Long-term debt, less current portion	1,491,965	1,492,935
Total capitalization	2,602,833	2,527,454

CURRENT LIABILITIES:
Lines of credit	159,578	62,996
Current portion of long-term debt	4,360	39,106
Accrued groundwater extraction charges, purchased water and power	19,707	17,200
Accounts payable	29,581	30,391
Accrued interest	13,907	14,174
Accrued payroll	11,908	11,583
Income tax payable	2,696	—
Other current liabilities	22,913	27,821
Total current liabilities	264,650	203,271

DEFERRED INCOME TAXES	218,155	200,451
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF CONSTRUCTION	461,364	447,172
POSTRETIREMENT BENEFIT PLANS	59,738	89,998
OTHER NONCURRENT LIABILITIES	25,884	24,049
COMMITMENTS AND CONTINGENCIES
	$3,632,624	3,492,395